Exhibit 99.1

August 14, 2012	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES SECOND QUARTER RESULTS;

ADJUSTS 2012 GUIDANCE

•	Increased net sales by 6.1%

•	Delivered earnings per share of $0.21 as reported and $0.22 adjusted for one-time costs

•	Increased operating income 4.3% adjusted for one-time costs

•	Generated $66.7 million in cash flow from operations

•	Announced acquisition of Lepage Bakeries in Auburn, Maine in the second quarter and completed transaction at the beginning of third quarter

•	Adjusted sales and earnings outlook for 2012

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported results for its 12 and 28 weeks ended July 14, 2012. Sales were $681,561,000 compared with $642,596,000 for the second quarter of 2011. Net income was $28,380,000, or $0.21 per share-diluted, compared with $28,210,000, or $0.21 per share-diluted, in last year’s second quarter. Adjusted for one-time acquisition-related costs, earnings per share were $0.22 for the quarter compared to adjusted earnings per share of $0.23 reported for last year’s second quarter.

George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “We are pleased to deliver sales growth in the second quarter in the face of heightened promotional activity and a highly competitive marketplace. Last year’s Tasty acquisition and the continued growth of our Nature’s Own and Tastykake brands drove our sales up 6.1% compared to last year. Even so, ongoing pressure on consumers has affected our industry much as it has other food categories, and softer volumes in the fresh breads, buns, and rolls category is driving more competitive activity in the near-term. Our team continues to work on improving efficiencies and cost controls in the face of high input cost inflation, and we achieved higher operating income in the quarter.

“The acquisition of Lepage Bakeries (completed July 21, 2012) brings us additional market presence in the Northeast, sales of about $170 million, and robust operating margins, which will strengthen our business. The opportunities presented by the Lepage acquisition, last year’s Tasty Baking acquisition, and further industry consolidation, strengthen my confidence in our team’s ability to achieve our long-term growth objectives for 5% to 10% annual sales growth, double-digit earnings growth, and reaching 75% of the U.S. population with our direct-store-delivery segment by 2016.”

Second Quarter 2012 Results

For the 12-week second quarter of 2012, sales were $681.6 million, a 6.1% increase from the $642.6 million in last year’s second quarter. This increase was attributable to favorable net price/mix of 2.3%, contributions from the Tasty acquisition (acquired May 20, 2011) of 4.5%, partially offset by volume declines of 0.7%. Dollar sales increased across all channels, while volume decreases in the branded retail channel led to the overall volume decline. Lower volume in the white bread and buns and rolls categories was the primary driver in the branded retail volume decline. These declines in branded retail were partially offset by increased volumes in branded soft variety. Volume increases in the foodservice channel partially offset the decreased volume in branded retail.

Net income for the quarter was $28.4 million compared to $28.2 million in the second quarter of fiscal 2011. For the quarter, diluted earnings per share were $0.21, flat as compared to $0.21 in last year’s second quarter. During the second quarter this year, we incurred one-time acquisition-related costs of $1.4 million, net of tax, or $0.01 per diluted share and, in last year’s second quarter, we incurred one-time costs related to the Tasty acquisition of $3.2 million, net of tax, or $0.02 per diluted share.

Gross margin as a percentage of sales for the quarter was 46.3%, down 50 basis points from 46.8% in the second quarter of 2011. This decrease was due primarily to increased ingredient and packaging costs as a percent of sales. The increase in ingredient costs was primarily attributable to flour and sweeteners. The increase in ingredient and packaging costs was partially offset by price increases, lower energy costs as a percent of sales and improved manufacturing efficiencies.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 36.1%, down 70 basis points from 36.8% of sales in the second quarter of fiscal 2011. Lower workforce-related costs as a percent of sales and decreased acquisition-related costs were the main drivers of the decrease. One-time acquisition-related costs were $2.3 million, or 30 basis points as a percent of sales during the second quarter this year and $4.5 million, or 70 basis points as a percent of sales in last year’s second quarter.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s second quarter. We incurred net interest expense during the quarter due to the issuance of $400.0 million of senior notes in advance of the Lepage transaction resulting in a negative impact of approximately $0.02 per diluted share to second quarter results. The effective tax rate for the quarter was 36.2% as compared to 35.5% in last year’s second quarter. This increase was primarily due to certain temporary differences that reduced the Section 199 deduction, and the expiration of certain tax benefits.

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Operating income, defined as earnings before interest and taxes (EBIT), for the second quarter was $47.4 million, or 7.0% of sales as compared to $43.1 million, or 6.7% of sales in last year’s second quarter. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the second quarter was $69.7 million, or 10.2% of sales compared to $64.0 million, or 10.0% of sales for the second quarter of 2011. One-time acquisition-related costs negatively affected EBIT and EBITDA by $2.3 million, or 30 basis points as a percent of sales in this year’s second quarter and by $4.5 million, or 70 basis points as a percent of sales in last year’s second quarter.

Segment Results

DSD (83% of sales): During the quarter, the company’s direct store delivery (DSD) sales increased 7.6%, reflecting positive net price/mix of 1.5%, contribution from the Tasty acquisition (until cycled) of 5.5% and volume increases of 0.6%. Dollar sales increased across all channels. The volume increases were primarily due to increases in the store brand, primarily buns and rolls, and non-retail channels, primarily foodservice, partially offset by decreased volume in the branded retail channel. Decreases in branded retail volume were primarily driven by declines in the white bread and buns and rolls categories, partially offset by volume increases in the soft variety and cake categories.

Operating income for the DSD segment was $51.6 million, or 9.1% of sales for the second quarter compared to $51.3 million, or 9.8% of sales in last year’s second quarter. This modest increase was attributable to higher sales, partially offset by increases in input costs, primarily flour.

Warehouse (17% of sales): Sales through warehouse delivery decreased 0.7%, reflecting volume decreases of 4.5%, partially offset by positive net price/mix of 3.8%. The volume decrease was primarily attributable to decreases in store brand cake and contract manufacturing in the non-retail channel, partially offset by volume increases in foodservice. Store brand cake and contract manufacturing showed positive net price/mix.

Operating income for the warehouse segment was $6.3 million, or 5.4% of sales for the second quarter compared to $5.1 million, or 4.3% of sales in last year’s second quarter. Higher ingredient, packaging, and distribution costs were more than offset by lower energy costs and improved manufacturing efficiencies.

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Cash Flow

During the second quarter, cash flow from operating activities was $66.7 million. The company invested $14.9 million in capital improvements and paid dividends of $21.8 million to shareholders. The company did not acquire any of its common stock under its share repurchase plan during the second quarter. Since the inception of the plan, the company has acquired 37.9 million shares for $432.2 million, an average of $11.41 per share.

Outlook for 2012

Including Lepage, we expect 2012 sales to increase 7.0% to 9.0% over 2011 with Lepage accounting for approximately 2.5% of the increase. Including Lepage, earnings per share are now forecast to increase 3.5% to 8.0%, excluding one-time costs over the 2011 adjusted earnings per share of $0.96. Lepage is expected to be accretive approximately $0.02 to $0.04 in the second half, net of financing costs. Excluding Lepage, Flowers’ earnings per share are now expected to be flat to slightly up. Our guidance takes into consideration the heightened marketplace competitiveness and overall challenging business environment. Capital expenditures for 2012 are expected to be $75.0 million to $85.0 million.

Dividend

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its second quarter 2012 conference call over the Internet at 8:30 a.m. (Eastern) on August 14, 2012. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is the second-largest producer and marketer of packaged bakery foods for retail and foodservice customers in the United States with 2011 sales of $2.8 billion. Flowers operates 44 bakeries that produce a wide range of bakery products. These products are sold through a direct-store-delivery network with access to approximately 70% of the U.S. population in the East, South, and Southwest as well as in certain markets in California. Select Flowers products are sold nationwide through customers’ delivery systems. Among the company’s top brands are Nature’s Own, Tastykake, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.

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Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-gaap financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA excludes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-gaap financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies, and, accordingly, our measures of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to adjusted EBITDA from continuing operations, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin and a reconciliation of adjusted earnings per share.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

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Flowers Foods, Inc.

Consolidated Statement of Income

(000's omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	07/14/12	07/16/11	07/14/12	07/16/11

Sales	$681,561	$642,596	$1,579,767	$1,444,421
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	365,658	341,887	844,636	754,145
Selling, distribution and administrative expenses	246,231	236,700	576,503	536,757
Depreciation and amortization	22,255	20,898	51,994	48,890

Income from operations (EBIT)	47,417	43,111	106,634	104,629
Interest (expense) income, net	(2,935)	596	(2,959)	2,358

Income before income taxes (EBT)	44,482	43,707	103,675	106,987
Income tax expense	16,102	15,497	37,352	37,616

Net income	$28,380	$28,210	$66,323	$69,371

Net income per diluted common share	$0.21	$0.21	$0.48	$0.51

Diluted weighted average shares outstanding	137,716	137,225	137,433	136,734

Flowers Foods, Inc.

Segment Reporting

(000's omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	07/14/12	07/16/11	07/14/12	07/16/11
Sales:
Direct-Store-Delivery	$564,409	$524,580	$1,301,707	$1,171,430
Warehouse Delivery	117,152	118,016	278,060	272,991

	$681,561	$642,596	$1,579,767	$1,444,421

EBITDA:
Direct-Store-Delivery	$69,717	$67,506	$157,359	$153,592
Warehouse Delivery	10,467	9,710	25,987	27,097
Flowers Foods	(10,512)	(13,207)	(24,718)	(27,170)

	$69,672	$64,009	$158,628	$153,519

Depreciation and Amortization:
Direct-Store-Delivery	$18,148	$16,167	$41,968	$38,034
Warehouse Delivery	4,147	4,593	10,073	10,649
Flowers Foods	(40)	138	(47)	207

	$22,255	$20,898	$51,994	$48,890

EBIT:
Direct-Store-Delivery	$51,569	$51,339	$115,391	$115,558
Warehouse Delivery	6,320	5,117	15,914	16,448
Flowers Foods	(10,472)	(13,345)	(24,671)	(27,377)

	$47,417	$43,111	$106,634	$104,629

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000's omitted)

07/14/12
Assets
Cash and Cash Equivalents	$222,329
Other Current Assets	357,730
Property, Plant & Equipment, net	670,951
Distributor Notes Receivable (includes $14,867 current portion)	116,063
Other Assets	30,569
Cost in Excess of Net Tangible Assets, net	356,911

Total Assets	$1,754,553

Liabilities and Stockholders' Equity
Current Liabilities	$231,982
Bank Debt (includes $58,125 current portion)	75,000
Senior Notes due 2022	399,067
Other Debt and Capital Leases (includes $4,569 current portion)	13,970
Other Liabilities	220,810
Stockholders' Equity	813,724

Total Liabilities and Stockholders' Equity	$1,754,553

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000's omitted)

	For the 12 Week Period Ended	For the 28 Week Period Ended
	07/14/12	07/14/12
Cash flows from operating activities:
Net income	$28,380	$66,323
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	30,555	80,347
Changes in assets and liabilities	7,754	(19,868)

Net cash provided by operating activities	66,689	126,802

Cash flows from investing activities:
Purchase of property, plant and equipment	(14,947)	(29,235)
Other	1,096	1,977

Net cash disbursed for investing activities	(13,851)	(27,258)

Cash flows from financing activities:
Dividends paid	(21,755)	(42,325)
Exercise of stock options	7,728	7,961
Excess windfall tax benefit related to share-based payment awards	1,369	1,429
Payments for debt issuance costs	(109)	(3,875)
Stock repurchases	0	(1,354)
Change in bank overdraft	3,915	(5,149)
Proceeds from debt borrowings	0	731,340
Debt and capital lease obligation payments	(7,804)	(573,025)

Net cash (disbursed for) provided by financing activities	(16,656)	115,002

Net increase in cash and cash equivalents	36,182	214,546
Cash and cash equivalents at beginning of period	186,147	7,783

Cash and cash equivalents at end of period	$222,329	$222,329

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000's omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011
Net income per diluted common share	$0.21	$0.21	$0.48	$0.51
Bakery closure costs (net of operational savings) and acquisition costs	0.01	0.02	0.02	0.05

Adjusted net income per diluted common share	$0.22	$0.23	$0.50	$0.56

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011
Sales	$681,561	$642,596	$1,579,767	$1,444,421
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	365,658	341,887	844,636	754,145

Gross Margin excluding depreciation and amortization	315,903	300,709	735,131	690,276
Less depreciation and amortization for production activities	15,360	14,555	36,131	33,739

Gross Margin	$300,543	$286,154	$699,000	$656,537

Depreciation and amortization for production activities	$15,360	$14,555	$36,131	$33,739
Depreciation and amortization for selling, distribution and administrative activities	6,895	6,343	15,863	15,151

Total depreciation and amortization	$22,255	$20,898	$51,994	$48,890

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011
Net income	$28,380	$28,210	$66,323	$69,371
Income tax expense	16,102	15,497	37,352	37,616
Interest expense (income), net	2,935	(596)	2,959	(2,358)
Depreciation and amortization	22,255	20,898	51,994	48,890

EBITDA	69,672	64,009	158,628	153,519
Bakery closure costs (net of operational savings) and acquisition costs	2,256	4,530	3,389	10,479

Adjusted EBITDA	$71,928	$68,539	$162,017	$163,998

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011
Adjusted EBITDA	$71,928	$68,539	$162,017	$163,998
Adjustments to reconcile net income to net cash provided by operating activities	8,300	(13,754)	28,353	(34,362)
Changes in assets and liabilities and pension contributions	7,754	(41,727)	(19,868)	(17,718)
Income taxes	(16,102)	(15,497)	(37,352)	(37,616)
Interest (expense) income, net	(2,935)	596	(2,959)	2,358
Manufacturing facility closure costs and acquisition costs	(2,256)	(4,530)	(3,389)	(10,479)

Cash Flow From Operations	$66,689	$(6,373)	$126,802	$66,181

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011
EBIT	$47,417	$43,111	$106,634	$104,629
Bakery closure costs (net of operational savings) and acquisition costs	2,256	4,530	3,389	11,045

Adjusted EBIT	$49,673	$47,641	$110,023	$115,674

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended 07/14/12	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	0.6%	1.5%	5.5%	7.6%
Warehouse Delivery	-4.5%	3.8%	0.0%	-0.7%
Total Flowers Foods	-0.7%	2.3%	4.5%	6.1%

For the 28 Week Period Ended 07/14/12	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	0.7%	2.6%	7.8%	11.1%
Warehouse Delivery	0.4%	1.5%	0.0%	1.9%
Total Flowers Foods	0.6%	2.4%	6.4%	9.4%